                                    AMENDMENT
                                       TO
                        SUB-INVESTMENT ADVISORY AGREEMENT


     This Amendment to Sub-Investment Advisory Agreement, made as of the 18th day of February, 1997, by and between Piper Capital Management Incorporated, a Delaware corporation (the "Adviser") and Edinburgh Fund Managers plc, a Scottish corporation (the "Sub-Adviser").

     WHEREAS, Piper Global Funds Inc. (the "Company"), on behalf of the Pacific-European Growth Fund series of the Company (the "Fund"), has entered into an Investment Advisory and Management Agreement with the Adviser dated August 28, 1992 (the "Advisory Agreement") whereby the Company engaged the Adviser to act as investment adviser for, and to manage the affairs, business and investment of the assets of, the Fund.

     WHEREAS, the Adviser has entered into a Sub-Investment Advisory Agreement with the Sub-Adviser dated August 28, 1992 (the "Sub-Advisory Agreement") whereby the Adviser retained the Sub-Adviser to assist the Adviser in furnishing an investment program to the Fund.

     WHEREAS, under the Sub-Advisory Agreement, the Sub-Adviser is entitled to compensation equal to 65% of the Basic Fee payable to the Adviser pursuant to the Advisory Agreement, adjusted by an amount equal to 90% of the performance adjustment received by the Adviser under such Agreement.

     WHEREAS, under the terms of the Advisory Agreement and the Sub-Advisory Agreement, such performance adjustment is based on a comparison of the investment performance of the Fund for the applicable performance period to the investment record of the Morgan Stanley Capital International EAFE Index ("EAFE").

     WHEREAS, effective February 18, 1997, the shares of the Fund will be issued in multiple classes.

     WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of shareholders for the Basic Fee to be subject to adjustment based on a comparison of the investment performance of the Class A shares of the Fund for the applicable performance period to the investment record of EAFE.

     WHEREAS, the Advisory Agreement is being amended simultaneously herewith to reflect such determination.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, Section 8 of the Sub-Advisory Agreement is hereby amended to read as follows:

          8. For the services to be rendered under this Agreement, and the facilities to be furnished for each fiscal year of the Fund, the Adviser shall pay to the Sub-Adviser a monthly management fee of 65% of the basic fee payable to the Adviser pursuant to the Advisory Agreement with respect to such month (the "Basic Fee"), subject to adjustment based on a comparison of the investment performance of the Class A shares of the Fund for the applicable performance period to the investment record of the Morgan Stanley Capital International EAFE-sm- Index ("EAFE"). The Basic Fee for each month shall be adjusted by an amount equal to 90% of the performance adjustment, if any, received by the Adviser with respect to such month pursuant to the Advisory Agreement (as described below). For purposes of calculating such performance adjustment, the applicable performance period shall be a rolling 12-month period comprised of the most recent calendar month and the 11 immediately preceding calendar months.

          Pursuant to the Advisory Agreement, the Company pays the Adviser monthly, from the assets of the Fund, a basic fee at the per annum rate of 1.00% of the Fund's average daily net assets up to $100 million, .875% of such assets between $100 million and $200 million, and .75% on such assets in excess of $200 million. The Basic Fee received by the Adviser shall be increased or decreased, as the case may be, by .05% (on an annualized basis) of the Fund's average daily net assets for each percentage point by which the investment performance of the Fund's Class A shares over the applicable performance period varies from the EAFE up to a maximum increase or decrease of .25% (on an annualized basis).

                    RANGE OF PERMITTED INCREASES OR DECREASES
                TO THE BASIC FEE PAYABLE TO THE INVESTMENT ADVISER
                             (ON AN ANNUALIZED BASIS)

          Percentage Point Difference
            Between Performance of              Adjustment
            Class A Shares of Fund             to Basic Fee
          and % Change in EAFE Index           (Annualized)
          -----------------------------         -------------
                     +5 percentage                  +.25%
                        points or more
                     +4                             +.20
                     +3                             +.15
                     +2                             +.10
                     +1                             +.05
                     +0                             0
                     -1                             -.05
                     -2                             -.10
                     -3                             -.15
                     -4                             -.20
                     -5 percentage                  -.25
                        points or more

          In comparing the investment performance of the Fund's Class A shares to the investment record of the EAFE, dividends and other distributions of the Fund's Class A shares and dividends and other distributions reported with respect to component securities of the EAFE during the performance period will be treated as having been reinvested. Investment performance of the Fund's Class A shares will be calculated based on the total return of such shares for the applicable period, which consists of the total net asset value of such shares at the end of the applicable period, including reinvestment of dividends and distributions, less the net asset value of such shares at the commencement of the applicable period divided by the net asset value of such shares at the commencement of the applicable period. Fractions of a percentage point are rounded to the nearest whole point (to the higher whole point if exactly one-half).

          For purposes of calculation of the fee payable hereunder, the "average daily net assets" of the Fund for a particular period shall be determined on the basis of the Fund's net assets as determined as of the close of each business day of the month pursuant to the currently effective prospectus of the Fund.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                   PIPER CAPITAL MANAGEMENT
                                   INCORPORATED


                                   By /s/ Robert H. Nelson
                                     ------------------------------------
                                     Its Senior Vice President
                                         --------------------------------

                                   EDINBURGH FUND MANAGERS plc


                                   By  /s/ Iain A. Watt
                                      -----------------------------------
                                      Its  Executive Chairman
                                          -------------------------------